UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 15, 2017

MOVADO GROUP, INC.
(Exact name of registrant as specified in its charter)
NEW YORK
(State or other jurisdiction of incorporation)
1-16497	13-2595932
(Commission File Number)	(I.R.S. Employer Identification No.)
650 FROM ROAD , SUITE 375 PARAMUS, NEW JERSEY	07652-3556
(Address of principal executive offices)	(Zip Code)

(201) 267-8000
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On March 20, 2017, Movado Group, Inc. (the “Company”) issued a press release announcing fourth quarter and fiscal year 2017 results for the periods ended January 31, 2017. The press release is attached hereto as Exhibit 99.1.

The information contained in this Item 2.02 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

Following a review of the current cost structure of the Company, on March 15, 2017, the Company committed to cost-savings initiatives intended to better align the Company’s global infrastructure with the current business environment. These initiatives primarily constitute a reduction in the Company’s workforce predominantly impacting its North American and Swiss operations. The Company expects these initiatives to yield approximately $12.0 million of pre-tax savings in fiscal 2018 (excluding the impact of the charges described below) and approximately $15.0 million in ongoing annual pre-tax savings, with the majority being in general and administrative expenses.

The cost-savings initiatives are expected to result in a pre-tax charge in a range of approximately $7.0 million to $10.0 million predominantly in the first quarter of fiscal 2018, with the balance being incurred throughout the remainder of the fiscal year. Approximately $6.0 million to $9.0 million of the aggregate amount represents cash charges for employee termination costs. Of the balance, approximately $0.5 million represents a non-cash charge for a fixed asset write-down, with the remainder being other miscellaneous cash charges.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued March 20, 2017 announcing fourth quarter and fiscal year 2017 results for the periods ended January 31, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 20, 2017
MOVADO GROUP, INC.

By:	/s/ Sallie A. DeMarsilis
Name:	Sallie A. DeMarsilis
Title:	Chief Financial Officer